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                                                                    EXHIBIT 23.2



The Board of Directors
HotJobs.com, Ltd.


We consent to the use of our report dated March 15, 1999, except for notes 2(a), 6 and 11 which are as of June 18, 1999, including the related financial statement schedule, relating to the financial statements for the period from February 20, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, included in the Registration Statement (Form S-1, File No. 333-89813), which is incorporated by reference in this Registration Statement on Form S-1 of HotJobs.com, Ltd. for the registration of 600,000 shares of its common stock.

We consent to the reference to our firm under the heading "Experts" in the prospectus.


                                                 /s/ KPMG LLP


New York, New York
November 10, 1999